                                                     OMB APPROVAL
                                                     ------------
                                     OMB NUMBER:                       3235-0145
                                     EXPIRES:                   OCTOBER 31, 1997
                                     ESTIMATED AVERAGE BURDEN
                                     HOURS PER RESPONSE....................14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                           DutchFork Bancshares, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    26704P108
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)


                                 March 10, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 13 PAGES.
                       EXHIBIT INDEX LOCATED ON PAGE ____

                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 2 OF 13 PAGES
________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)[ ]
                                                                        (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               00
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               New York
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    88,600
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      88,600
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               88,600
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                 [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.7%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               00
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 3 OF 13 PAGES
________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)[ ]
                                                                        (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               00
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    78,600
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      78,600
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               78,600
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.1%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               00
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 4 OF 13 PAGES

________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
                                                                         (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               WC
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    6,200
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      6,200
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,200
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                   [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 5 OF 13 PAGES

________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
                                                                         (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               WC
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    24,100
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      24,100
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               24,100
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.6%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 6 OF 13 PAGES

________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
                                                                         (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               WC
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    7,700
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      7,700
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               7,700
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.5%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 7 OF 13 PAGES

________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
                                                                         (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               WC
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    40,600
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      40,600
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               40,600
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.6%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               PN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 8 OF 13 PAGES

________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
                                                                         (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               WC
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    10,000
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      10,000
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               CO
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          2 of 9

                                  SCHEDULE 13D

CUSIP NO. 26704P108                                           PAGE 9 OF 13 PAGES

________________________________________________________________________________
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese
________________________________________________________________________________
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[ ]
                                                                         (b)[ ]

________________________________________________________________________________
     3     SEC USE ONLY


________________________________________________________________________________
     4     SOURCE OF FUNDS*

               00
________________________________________________________________________________
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

________________________________________________________________________________
     6     CITIZEN OR PLACE OF ORGANIZATION

               USA
________________________________________________________________________________
          NUMBER OF          7    SOLE VOTING POWER

           SHARES
                            ____________________________________________________
        BENEFICIALLY         8    SHARED VOTING POWER

          OWNED BY                    88,600
                            ____________________________________________________
            EACH             9    SOLE DISPOSITIVE POWER

          REPORTING
                            ____________________________________________________
           PERSON           10    SHARED DISPOSITIVE POWER

            WITH                      88,600
________________________________________________________________________________
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               88,600
________________________________________________________________________________
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

________________________________________________________________________________
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.7%
________________________________________________________________________________
  14       TYPE OF REPORTING PERSON*

               IN
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

         This Amendment No. 1 to Schedule 13D relating to Dutchfork Bancshares, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated November 20, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the
Schedule 13D.

ITEM 3. SOURCE AND AMOUNT OF FUNDS.

         ITEM 3 OF THE SCHEDULE 13D IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS
FOLLOWS:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $78,655, $98,249, $307,453, $522,432 and $127,605, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         ITEM 5 OF THE SCHEDULE 13D IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS
FOLLOWS:

(a) Based upon an aggregate of 1,560,550 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, as of the close of business on May 10, 2001:

         (i) MP beneficially owned 6,200 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

         (ii) MHF beneficially owned 7,700 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

         (iii) MPII beneficially owned 24,100 shares of Common Stock, constituting approximately 1.6% of the shares outstanding.

         (iv) MHFII beneficially owned 40,600 shares of Common Stock, constituting approximately 2.6% of the shares outstanding.

         (v) MO beneficially owned 10,000 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

         (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 6,200 shares owned by MP, the 7,700 shares owned by MHF, the 24,100 shares owned by MPII, the 40,600 shares owned by MHFII and the 10,000 shares owned by MO, or an aggregate of 88,600 shares of Common Stock, constituting approximately 5.7% of the shares outstanding.

         (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 6,200 shares owned by MP, the 7,700 shares owned by MHF, the 24,100 shares owned by MPII, and the 40,600 shares owned by MHFII, or an aggregate of 78,600 shares of Common Stock, constituting approximately 5.1% of the shares outstanding.

         (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 6,200 shares owned by MP, the 7,700 shares owned by MHF, the 24,100 shares owned by MPII, the 40,600 shares owned by MHFII and the 10,000 shares owned by MO, or an aggregate of 88,600 shares of Common Stock, constituting approximately 5.7% of the shares outstanding.

         (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 88,600 shares of Common Stock, constituting approximately 5.7% of the shares outstanding.

         (x)      2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to May 10, 2000, MP has effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number           Price
           Date         Action        of Shares       per Share
           ----         ------        ---------       ---------
         05/08/01        Sold           1,400          $17.683
         05/10/01        Sold             700           17.800

         During the sixty days prior to May 10, 2000, MHF has effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number          Price
           Date         Action        of Shares       per Share
           ----         ------        ---------       ---------
         05/08/01        Sold           1,700          $17.683
         05/10/01        Sold             900           17.800

         During the sixty days prior to May 10, 2000, MPII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                        Number          Price
           Date         Action        of Shares       per Share
           ----         ------        ---------       ---------
         05/08/01        Sold           5,400          $17.683
         05/10/01        Sold           2,700           17.800

         During the sixty days prior to May 10, 2000, MHFII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number           Price
           Date         Action        of Shares       per Share
           ----         ------        ---------       ---------
         05/08/01        Sold           9,300         $17.683
         05/10/01        Sold           4,600          17.800

         During the sixty days prior to May 10, 2000, MO has effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number           Price
           Date         Action        of Shares       per Share
           ----         ------        ---------       ---------
         05/08/01        Sold           2,200          $17.683
         05/10/01        Sold           1,100           17.800

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 18, 2001

MALTA PARTNERS, L.P.                                MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                         By:     SOAM Holdings, LLC,
        the sole general partner                            the sole general partner


By: /s/ Terry Maltese                               By: /s/ Terry Maltese
   ------------------------------                           ------------------------------
        Terry Maltese                                       Terry Maltese
        President                                           President

MALTA PARTNERS II, L.P.                             MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                         By:     SOAM Holdings, LLC,
        the sole general partner                            the sole general partner


By: /s/ Terry Maltese                               By: /s/ Terry Maltese
   ------------------------------                           ------------------------------
        Terry Maltese                                       Terry Maltese
        President                                           President

MALTA OFFSHORE, LTD                                 Sandler O'Neill Asset Management LLC

By:     Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                               By: /s/ Terry Maltese
   ------------------------------                           ------------------------------
        Terry Maltese                                       Terry Maltese
        President                                           President

SOAM Holdings, LLC                                  Terry Maltese


By: /s/ Terry Maltese                               /s/ Terry Maltese
   ------------------------------                   --------------------------------------
        Terry Maltese                                       Terry Maltese
        President